Exhibit 99.1

NEWS RELEASE

CONTACT:	Atlantic Tele-Network, Inc.
Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network, Inc. Reports
Fourth Quarter and Full Year 2009 Results

Fourth Quarter 2009 Financial Highlights:

•                  Total revenue increases 7% to $59.5 million.

•                  Wireless revenue increases 20% to $35.9 million.

•                  Net income, excluding acquisition-related charges, was $8.0 million or $0.52 per diluted share, up 11% from 2008.

Salem, MA (March 4, 2010) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter Financial Results

For the three months ended December 31, 2009, revenue was $59.5 million, 7% above the $55.4 million reported for the fourth quarter of 2008.  The revenue increase was driven by a significant increase in the Company’s wireless revenue.  The Company’s U.S. domestic wireless business grew 35% year-over-year, more than offsetting the year-over-year decrease in international long distance revenue from the Company’s Guyana operations.

Operating income for the fourth quarter of 2009 was $11.7 million as compared to $15.5 million in 2008.  Operating income was negatively affected by $4.7 million of expenses incurred during the fourth quarter relating to the Company’s pending $200 million acquisition of certain Alltel wireless assets.  Operating income excluding these costs was $16.3 million. Net income attributable to ATN’s stockholders was $5.2 million compared to $6.6 million for the same period in 2008. Earnings per diluted share were $0.33 per share, compared to the $0.43 reported for last year’s fourth quarter. Excluding acquisition related charges in both years, net income was $8.0 million or $0.52 per diluted share, compared to $7.2 million or $0.47 per share in 2008.

Commenting on the fourth quarter results, Michael T. Prior, Chief Executive Officer said, “This was another solid quarter for ATN as we continued to expand our U.S. wireless network coverage and maintained or increased our market share positions in wireless throughout our key geographies.  Wireless revenue accounted for approximately 60% of our total revenues, up from 54% in last year’s fourth quarter primarily driven by a 35% increase in U.S. rural wireless revenue.    The growth in U.S wireless revenues for the quarter more than offset the continuing decline in international long distance revenue in Guyana.  Local telephone and data revenue also benefited from network upgrades and expansion in the Virgin Islands, the northeastern United States and Guyana.

“Our network expansions in 2009 included more than 100 additional base stations in our US wireless network in the Southwest, new fiber projects and switch capabilities in New England and network extensions in upstate New York.  We have some significant network additions ahead of us in 2010 as well, including the projected turn up of a state-of-the art fiber optic subsea cable into Guyana in the second or third quarter; and our plan to begin utilizing the $39.7 million federal stimulus grant that our ION subsidiary was recently awarded in conjunction with the Development Authority of the North Country.  That grant will be used to build ten new segments of fiber-optic, middle-mile broadband infrastructure serving more than 70 rural communities in upstate New York and parts of Pennsylvania and Vermont.”

Looking ahead to 2010, outside the growth expected as a result of the Alltel transaction, near-term growth prospects for our existing businesses may be negatively affected by the impact of the pending AT&T purchase of Alltel assets that overlap our U.S. rural wireless business, and the possible continued decline of our legacy international long distance business.  Our network expansion plans for our existing businesses are very promising for revenue and profit growth over the long term, but are not likely to produce enough revenue growth to offset the impact of these events.  Of course, the anticipated completion of our Alltel transaction in early 2010 will result in substantial revenue growth for ATN overall, and profits should follow.”

Update on Acquisition of Alltel Assets

•                  On January 25, 2010, the Company announced that the most current information indicated that the Alltel assets had a subscriber base of over 800,000 post-paid and pre-paid subscribers.  Further, the Company stated that annualized service revenues from the acquired assets were expected to range from $450 million to $500 million in the first twelve months following the anticipated close of the transaction. EBITDA margins are projected to be below industry standards during that period due to front-loaded transition and operating expenses but are expected to progressively increase in the period and to reach more normalized levels of between 20% and 30% some time in 2011.

“As we noted in our third quarter 2009 earnings release” Mr. Prior said, “expenses related to the pending Alltel asset acquisition increased significantly on a sequential basis as we incurred transactional costs and added headcount and other resources in preparation for the transition to our ownership. While the regulatory approval process has taken longer than we originally anticipated, we are optimistic that we will receive approval and complete this acquisition in the next month or two.   In the meantime, we continue to invest significant financial and other resources in order to ensure a smooth and seamless transition for our prospective customers and employees.”

Fourth Quarter 2009 Operating Highlights

The following operating results for the quarter ended December 31, 2009 are compared against the same period in 2008 unless otherwise indicated.

Wireless Revenue

Wireless revenue increased 20%, to $35.9 million from $30.0 million. Our U.S. rural wireless business increased revenue by 35%, to $25.4 million from $18.8 million, benefiting from our ongoing investment in new base stations and the growth in recurring voice and data traffic. As expected, seasonality factors caused fourth quarter 2009 U.S. rural wireless revenues to be below those of our third quarter 2009. We ended the fourth quarter with a total of 580 base stations in our U.S. network, up from 473 base stations at the end of last year’s fourth quarter and 564 base stations at the end of the 2009 third quarter. Wireless revenue in Guyana increased 16% to $5.9 million.  At the end of the fourth quarter, we had approximately 289,000 subscribers in Guyana, up from the 248,000 at the end of last year’s fourth quarter, and up from 277,000 as of the end of the third quarter of 2009.

Local Telephone and Data Revenue

Local telephone and data revenue increased 11% to $14.8 million compared to $13.3 million in 2008.  Local telephone and data revenue generated by our Guyana operations increased 8% to $8.2 million compared to $7.6 million in 2008, while access lines increased 6% to 147,000 from 139,000. Sovernet’s local telephone and data revenue increased 4%, to

$4.8 million from $4.6 million in fourth quarter of 2008, due mainly to revenue growth at its fiber transport subsidiary, ION.  Data revenue at our U.S. Virgin Islands operations also increased as compared to the prior year.

International Long Distance Revenue

International long distance revenue, all of which is generated by our Guyana operations, declined 21% to $8.8 million from $11.1 million in 2008.  We believe this decrease is a result of continued and considerable illegal bypass activities in the quarter resulting in lost revenue opportunities, and, to a lesser extent, an overall reduction in call volume into Guyana attributable to the current difficult global economic environment.

Full Year 2009 Results

•                  Total revenue increased 17% to $241.7 million from $ 207.3 million in 2008

•                  Wireless revenue increased 40% to $147.0 million from $105.0 million

•                  Operating Income was $69.7 million compared to $69.5 million. Excluding acquisition-related charges in both years, operating income was $76.9 million, up 9% from $70.6 million in 2008.

•                  Net income was $35.5 million, or $2.32 per diluted share, compared to $34.8 million or $2.28 per diluted share.  Excluding acquisition-related charges in both years, net income was $39.8 million, up 12% from $35.4 million in 2008.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Friday, March 5, 2010 at 10:00 a.m. Eastern Time (ET) to discuss its fourth quarter results for 2009.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376.  A replay of the call will be available from 1:00 p.m. (ET) March 5, 2010 until 11:59 p.m. (ET) on March 12, 2010. The replay dial-in numbers are US/Canada: 800-642-1687 and International: 706-645-9291, access code 59140571.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company operating high quality digital wireless, wireline, and both terrestrial and submarine fiber optic networks in North America and the Caribbean. Its principal subsidiaries include: Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Guyana Telephone & Telegraph Company, Ltd., which is the national telephone service provider for all local, long-distance and international services in Guyana, as well as a wireless service provider; Bermuda Digital Communications, Ltd., which is a leading provider of wireless voice and data services in Bermuda operating as Cellular One, and also an early-stage wireless provider in Turks & Caicos through its IslandCom subsidiary; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England and high capacity communications network transport services in New York State through its ION subsidiary; and Choice Communications, LLC, which provides wireless broadband services in the U.S. Virgin Islands.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company; the proposed transaction with Verizon Wireless, including whether the transaction will be completed and, if so, the expected timetable for such completion and the expected benefits of the transaction; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the availability of borrowings under the Company’s amended and restated credit agreement for the acquisition through March 31, 2010; (2) the ability of ATN to operate a retail wireless business and integrate these operations into its existing operations; (3) the ability to receive the requisite regulatory consents and approvals to consummate the transaction; (4) the general performance of the acquired Alltel operations; (5) significant political and regulatory risk facing our exclusive license to provide local exchange and international voice and data services in Guyana; (6) any significant decline in the price or volume, including bypass activities, of international long distance calls to Guyana; (7) the regulation of rates that GT&T may charge for local wireline telephone service; (8) significant tax disputes between GT&T and the Guyanese tax authorities; (9) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers and the extent to which our wholesale customers build or acquire overlapping networks; (10) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (11) the current global economic recession, along with difficult and volatile conditions in the capital and credit markets; (12) increased competition; (13) economic, political and other risks facing our foreign operations; (14) regulatory changes affecting our businesses; (15) the loss of certain FCC licenses; (16) rapid and significant technological changes in the telecommunications industry; (17) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (18) any loss of any key members of management; (19) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (20) dependence of our wireless and wireline revenue on the reliability and performance of our network infrastructure; (21) the occurrence of severe weather and natural catastrophes; and (22) our ability to realize the value that we believe exists in businesses that we acquire. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which are on file with the SEC. The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures.  Specifically, the company has presented non-GAAP measures of operating income, net income attributable to ATN’s stockholders, earnings per diluted share attributable to ATN’s stockholders, in each case by excluding charges related to our pending acquisition of certain Alltel assets.   The company believes that the inclusion of these non-GAAP financial measures helps investors to gain a meaningful understanding of the company’s core operating results and enhance comparing such performance with prior periods, without the distortion of the recent increased expenses associated with the pending Alltel transaction.   ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods.  The non-GAAP financial measures included in this news release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP.   Reconciliations of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this news release.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31, 2009	December 31, 2008
Assets:
Cash and Cash Equivalents	$90,246	$79,665
Other Current Assets	46,834	51,656

Total Current Assets	137,080	131,321

Fixed Assets, net	217,016	198,230
Goodwill and Other Intangible Assets, net	77,039	76,351
Other Assets	15,787	13,919

Total Assets	$446,922	$419,821

Liabilities and Stockholders’ Equity:
Current Liabilities	$55,615	$47,912

Long Term Debt	69,551	73,311
Other Liabilities	39,325	36,938

Total Liabilities	164,491	158,161

Stockholders’ Equity	282,431	261,660

Total Liabilities and Stockholders’ Equity	$446,922	$419,821

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended December 31,		Year End December 31,
	2009	2008	2009	2008
Revenue:
Wireless	$35,905	$30,036	$147,024	$104,963
Local Telephone and Data	14,826	13,349	55,297	50,670
International Long Distance	8,769	11,084	38,181	47,820
Other Revenue	—	920	1,201	3,888

Total Revenue	59,500	55,389	241,703	207,341
Operating Expenses:
Termination and Access Fees	10,829	9,434	43,412	34,978
Internet and Programming	256	756	1,864	3,387
Engineering and Operations	7,131	6,713	28,107	24,930
Sales, Marketing and Customer Services	4,675	4,486	16,148	13,227
General and Administrative	10,139	8,800	36,429	28,701
Acquisition-Related Charges	4,684	1,012	7,163	1,071
Depreciation and Amortization	10,132	8,735	38,889	31,525

Total Operating Expenses	47,846	39,936	172,012	137,819

Operating Income	11,654	15,453	69,691	69,522
Other Income (Expense):
Interest Expense, net	(33)	(646)	(2,553)	(1,374)
Other Income	556	75	605	439

Other Income (Expense), net	523	(571)	(1,948)	(935)

Income Before Income Taxes	12,177	14,882	67,743	68,587
Income Taxes	6,944	6,981	31,160	29,551

Income Before Equity in Earnings of Unconsolidated Affiliate	5,233	7,901	36,583	39,036
Equity in Earnings of Unconsolidated Affiliates	—	—	—	735
Net Income	5,233	7,901	36,583	39,771
Less: Net Income Attributable to Non-Controlling Interests, net of tax	(68)	(1,314)	(1,044)	(4,973)

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$5,165	$6,587	$35,539	$34,798

Net Income per Weighted Average Share Attributable to Atlantic Tele-Network, Inc. Stockholders
Basic	$0.34	$0.43	$2.33	$2.29
Diluted	$0.33	$0.43	$2.32	$2.28
Weighted Average Common Shares Outstanding
Basic	15,236	15,183	15,234	15,187
Diluted	15,439	15,219	15,337	15,255

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Cash Flow Statements

(in Thousands)

	Year End December 31,
	2009	2008

Net Income	$36,583	$39,771
Depreciation and Amortization	38,889	31,525
Change in Working Capital	12,849	(15,024)
Other	3,905	(12,010)

Net Cash Provided by Operating Activities	92,226	68,282

Capital Expenditures	(59,719)	(47,353)
Acquisitions of Businesses, Net of Cash Acquired	—	(23,423)
Other	(1,941)	1,063

Net Cash Used in Investing Activities	(61,660)	(69,713)

Increase in Long-Term Debt, Net	—	23,987
Dividends Paid on Common Stock	(11,301)	(10,029)
Distributions to Non-Controlling Interests	(8,098)	(2,775)
Other	(586)	(1,260)

Net Cash Used in Financing Activities	(19,985)	9,923

Net Change in Cash and Cash Equivalents	10,581	8,492

Cash and Cash Equivalents, Beginning of Period	79,665	71,173

Cash and Cash Equivalents, End of Period	$90,246	$79,665

ATLANTIC TELE-NETWORK, INC.

Reconciliation of Non-GAAP Measures

(in Thousands)

	Three Months Ended December 31,
	2009	2008

Operating Income, as reported	$11,654	$15,453
Acquisition-Related Charges	4,684	1,012
Operating income, excluding Acquisition-Related Charges	$16,338	$16,465

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$5,165	$6,587
Acquisition-Related Charges	4,684	1,012
Income Taxes	(1,874)	(405)
Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders Excluding Acquisition Costs	$7,975	$7,194

Net Income Weighted Average Per Share Attributable to Atlantic Tele-Network, Inc. Stockholders
Diluted	$0.52	$0.47
Weighted Average Common Shares Outstanding
Diluted	15,439	15,219

	Year End December 31,
	2009	2008

Operating Income, as reported	$69,691	$69,522
Acquisition-Related Charges	7,163	1,071
Operating Income, excluding Acquisition-Related Charges	$76,854	$70,593

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders	$35,539	$34,798
Acquisition-Related Charges	7,163	1,071
Income Taxes	(2,865)	(428)

Net Income Attributable to Atlantic Tele-Network, Inc. Stockholders Excluding Acquisition Costs	$39,837	$35,441